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STOCK PURCHASE AGREEMENT
among
NETWORK COMMERCE INC.,
INTERNET DOMAIN REGISTRARS CORP.,
the Shareholders of
INTERNET DOMAIN REGISTRARS CORP.,
and
WILLIAM JO AND PAUL LUM
DATED AS OF DECEMBER 22, 2000

TABLE OF CONTENTS

ARTICLE I—DEFINITIONS			1
ARTICLE II—PURCHASE AND SALE OF SHARES			3
2.1	Purchase and Sale of Shares		3
2.2	Consideration for Shares		3
	2.2.1	Cash Consideration	3
	2.2.2	Stock Consideration	3
	2.2.3	Escrow	4
	2.2.4	Earnout Provisions	4
	2.2.5	Adjustment for Noncollected Accounts Receivable	5
	2.2.6	Tax Withholding; Abandoned Property	5
2.3	Closing		5
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS			5
3.1	Shareholder Matters		6
	3.1.1	Good Title	6
	3.1.2	Authority	6
	3.1.3	Enforceability	6
	3.1.4	No Approvals or Notices Required; No Conflicts	6
	3.1.5	Accredited Investors	7
	3.1.6	Buyer Shares Entirely for Own Account	7
	3.1.7	Disclosure of Information	7
	3.1.8	Investment Experience	7
	3.1.9	Restricted Securities	7
	3.1.10	Further Limitations on Disposition	8
	3.1.11	Legends	8
3.2	Company Organization; Good Standing; Corporate Authority; Enforceability		8
3.3	Capitalization		9
3.4	Subsidiaries and Affiliates		9
3.5	No Approvals or Notices Required; No Conflicts		9
3.6	Financial Statements; Obligations		10
3.7	Absence of Certain Changes or Events		10
3.8	Taxes		12
3.9	Property		13
3.10	Contracts		14
3.11	Customers and Suppliers		15
3.12	Orders; Commitments; Warranties and Returns		15
3.13	Claims and Legal Proceedings		15
3.14	Labor Matters		16
3.15	Employee Benefit Plans		16
3.16	Personnel		18
3.17	Intellectual Property		18
	3.17.1	Technology	18
	3.17.2	Third Party Technology	19
	3.17.3	Trademarks	19
	3.17.4	Intellectual Property Rights	19
	3.17.5	Maintenance of Rights	19
	3.17.6	Third Party Infringement	20
	3.17.7	Infringement by the Company	20
	3.17.8	Confidentiality	20
	3.17.9	Warranty Against Defects	20
	3.17.10	Domain Names	21

	3.17.11	Accreditation for Purposes of Providing Domain Names	21
	3.17.12	Indemnification	21
	3.17.13	Restrictions on Intellectual Property	21
3.18	Accounts Receivable		21
3.19	Inventory		21
3.20	Corporate Books and Records		21
3.21	Licenses, Permits, Authorizations, etc		22
3.22	Compliance With Laws; Environmental Matters		22
3.23	Insurance		23
3.24	Brokers or Finders		23
3.25	Hart-Scott-Rodino		23
3.26	Absence of Questionable Payments		24
3.27	Bank Accounts		24
3.28	Previous Conduct of Business; Insider Interests		24
3.29	Operating Data		24
3.30	Full Disclosure		25
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER			25
4.1	Organization		25
4.2	Enforceability		25
4.3	No Approvals or Notices Required; No Conflicts With Instruments		25
4.4	Claims and Legal Proceedings		26
4.5	Brokers or Finders		26
4.6	Tax Consequences		26
4.7	Validly Issued Securities		26
4.8	Buyer SEC Filings; Financial Statements		26
4.9	Absence of Certain Changes or Events		27
4.10	Full Disclosure		27
ARTICLE V—COVENANTS			27
5.1	Conduct of Business by the Company Pending the Closing		27
5.2	Access to Information; Confidentiality		29
5.3	No Alternative Transactions		29
5.4	Notification of Certain Matters		29
5.5	HSR Filings		30
5.6	Further Action		30
5.7	Publicity		30
5.8	Issuance of Securities to Employees		30
5.9	Employee Benefit Plans		31
ARTICLE VI—CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER			31
6.1	Accuracy of Representations and Warranties		31
6.2	Performance of Agreements		32
6.3	Opinion of Counsel for the Company and the Shareholders		32
6.4	Consents to Sale of Shares		32
6.5	Officers' Certificate		32
6.6	Shareholder's Certificate		32
6.7	Material Adverse Change		32
6.8	Release of Claims		32
6.9	Employment Agreements		33
6.10	Approvals and Consents		33
6.11	Proceedings and Documents; Secretary's Certificate		33
6.12	Compliance With Laws		33
6.13	Legal Proceedings		33
6.14	Escrow Agreement		34

6.15	Confidentiality and Nondisclosure		34
6.16	Delivery of Certificates		34
6.17	Resignations		34
6.18	Nonforeign Affidavit		34
ARTICLE VII—CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS			34
7.1	Accuracy of Representations and Warranties		34
7.2	Performance of Agreements		34
7.3	Opinion of Counsel for Buyer		34
7.4	Officers' Certificate		35
7.5	Material Adverse Change		35
7.6	Approvals and Consents		35
7.7	Proceedings and Documents; Secretary's Certificate		35
7.8	Compliance With Laws		35
7.9	Legal Proceedings		35
7.10	Escrow Agreement		35
7.11	Indemnification Agreement		35
ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER			36
8.1	Termination		36
8.2	Effect of Termination		36
8.3	Amendment		36
8.4	Waiver		36
ARTICLE IX—SURVIVAL AND INDEMNIFICATION			36
9.1	Survival		36
9.2	Indemnification		37
	9.2.1	Indemnification by the Shareholders	37
	9.2.2	Indemnification by Buyer	37
9.3	Limitations		38
9.4	Procedure for Indemnification		38
	9.4.1	Claim Notice	38
	9.4.2	Dispute Notice	38
	9.4.3	Third-Party Claims	38
9.5	Access to Escrow Amount		39
9.6	Exclusive Remedy		39
9.7	Shareholders' Representative		39
ARTICLE X—GENERAL			39
10.1	Expenses		39
10.2	Specific Enforcement		40
10.3	Consequential Damages		40
10.4	Assignment		40
10.5	Notices		40
10.6	Governing Law; Jurisdiction; Venue		41
10.7	Successors and Assigns		41
10.8	Severability		41
10.9	Entire Agreement; Counterparts		41

EXHIBITS
2.2(A)	—	Form of Escrow Agreement
2.2(B)	—	Financial Model
6.3	—	Form of Opinion of Counsel to the Company and Shareholders
6.5	—	Form of Officers' Certificate of the Company
6.6	—	Form of Shareholders' Certificate
6.8	—	Form of Release
6.9	—	Form of Employment Agreement
6.11A	—	Form of Secretary's Certificate of the Company
6.11B	—	Form of Certificate of the Shareholder
6.14	—	Employee IP Agreement
6.18	—	Form of Nonforeign Affidavit
7.3	—	Form of Opinion of Counsel for Buyer
7.4	—	Form of Officers' Certificate of Buyer
7.7	—	Form of Secretary's Certificate of Buyer
7.11	—	Indemnification Agreement
10.1	—	Shareholder Representation Letter

INDEX

Accounts	32
Actual Net Equity	5
Adjustment	6
Agreement	1
Balance Sheet	1
Buyer	1
Buyer Indemnified Parties	60
Claim	61
Claim Notice	63
Closing	7
Closing Amount	5
Closing Balance Sheet	6
Closing Date	7
Code	18
Common Stock	11
Company	1
Company Technology	28
Disclosure Schedules	2
Dispute Notice	63
Domain Names	31
Employee Benefit Plan	2
Encumbrance	2
Environmental Laws	35
ERISA	2
Escrow Agent	7
Escrow Agreement	7
Escrow Amount	7
Final Balance Sheet	6
Financial Statements	13
GAAP	3
HSR Act	3
Indemnified Parties	61
Independent Expert	6
IP Registrations	29
IP Rights	29
Knowledge	3
Losses	60
Marks	28
Material	3
Operating Lease Liabilities	14
Operations and Web Site Data	39
Permits	34
Person	3
Personal Property	19
Plans	51
Preferred Stock	11
Purchase Price	5
Real Property	19
Regulated Substances	35
Release	36
Returns	18
Shareholder	1

Shareholder Indemnified Parties	61
Shareholders	1
Shares	4
Software	31
Subsidiary	4
Taxes	18
Technology	27
Third Party Licenses	28
Third Party Technologies	28
Transaction Documents	4
warranty costs	22

STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement (this "Agreement") is entered into as of December 22, 2000 among Network Commerce Inc., a Washington corporation ("Buyer"), the shareholders of the Company listed on the signature pages hereto (the "Shareholders"), Internet Domain Registrars Corp., a California corporation (the "Company") and William Jo and Paul Lum.

RECITALS

    A. The Shareholders own the Shares and desire and intend to sell the Shares to Buyer at the price and on the terms and subject to the conditions set forth below.

    B. Buyer desires and intends to purchase the Shares from the Shareholders at the price and on the terms and subject to the conditions set forth below.

AGREEMENT

    In consideration of the terms hereof, the parties agree as follows:

ARTICLE I—DEFINITIONS

    1.1. "Account Receivable Shortfall": As defined in Section 2.2.5.

    1.2. "Accounts": As defined in Section 3.18.

    1.3. "Balance Sheet": The balance sheet of the Company as of November 30, 2000.

    1.4. "Buyer Indemnified Parties": As defined in Section 9.2.1.

    1.5. "Buyer SEC Documents": As defined in Section 4.8.

    1.6. "Buyer Securities": As defined in Section 2.2.2(c).

    1.7. "Claim": As defined in Section 9.2.1.

    1.8. "Claim Notice": As defined in Section 9.4.2.

    1.9. "Closing": As defined in Section 2.3.

    1.10. "Closing Amount": As defined in Section 2.2.1.

    1.11. "Closing Date": As defined in Section 2.3.

    1.12. "Code": As defined in Section 3.8.

    1.13. "Common Stock": As defined in Section 3.3(a).

    1.14. "Disclosure Schedules": The Disclosure Schedules attached and made a part hereof and which constitute in their entirety a representation and warranty under Article III.

    1.15. "Domain Names": As defined in Section 3.17.10.

    1.16. "Employee Benefit Plan": As defined in Section 3.15(a)(iii).

    1.17. "Employee IP Agreement": As defined in Section 6.15.

    1.18. "Encumbrance": Any lien, mortgage, deed of trust, pledge, security interest, charge or other adverse claim or interest of any kind.

    1.19. "Environmental Laws": As defined in Section 3.22(b).

    1.20. "ERISA": As defined in Section 3.15(a)(iv).

    1.21. "Escrow Agent": As defined in Section 2.2.3.

    1.22. "Escrow Agreement": As defined in Section 2.2.3.

    1.23. "Escrow Amount": As defined in Section 2.2.3.

    1.24. "Exchange Act": The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    1.25. "First Earnout Period": As defined in Section 2.2.4(a).

    1.26. "Financial Statements": As defined in Section 3.6.

    1.27. "GAAP": Generally accepted accounting principles in the United States.

    1.28. "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    1.29. "Indemnified Parties": As defined in Section 9.2.2.

    1.30. "Independent Expert": As defined in Section 2.2.2(b).

    1.31. "IP Registrations": As defined in Section 3.17.4.

    1.32. "IP Rights": As defined in Section 3.17.4.

    1.33. "Intellectual Properties": As defined in Section 3.17.1.

    1.34. "Intellectual Property Rights": As defined in Section 3.17.1.

    1.35. "Knowledge": Representations and warranties to a party's knowledge mean that in acquiring such knowledge, the party representing and warranting such knowledge has engaged in reasonable inquiry and investigation.

    1.36. "Losses": As defined in Section 9.2.1.

    1.37. "Marks": As defined in Section 3.17.3.

    1.38. "Material": Material individually or in the aggregate.

    1.39. "Operating Lease Liabilities": As defined in Section 3.6.

    1.40. "Permits": As defined in Section 3.21.

    1.41. "Person": Any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority.

    1.42. "Personal Property": As defined in Section 3.9(b).

    1.43. "Portal Agreements": The portal agreements listed on Disclosure Schedule 3.10 hereto.

    1.44. "Preferred Stock": As defined in Section 3.3(a).

    1.45. "Purchase Price": The aggregate purchase price for the Shares, as defined in Section 2.2.

    1.46. "Real Property": As defined in Section 3.9(a).

    1.47. "Regulated Substances": As defined in Section 3.22(c).

    1.48. "Release": As defined in Section 3.22(e).

    1.49. "Returns": As defined in Section 3.8.

    1.50. "SEC": The Securities and Exchange Commission.

    1.51. "Second Earnout Period": As defined in Section 2.2.4(b).

    1.52. "Securities Act": The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    1.53. "Shareholder Indemnified Parties": As defined in Section 9.2.2.

    1.54. "Shares": The capital stock of the Company to be purchased by Buyer, representing 100% of the outstanding shares of the Company.

    1.55. "Software": As defined in Section 3.17.11.

    1.56. "Subsequent Buyer SEC Documents": As defined in Section 4.8.

    1.57. "Subsidiary": When used in reference to any Person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such Person.

    1.58. "Taxes": As defined in Section 3.8.

    1.59. "Technology": As defined in Section 3.17.1.

    1.60. "Third Party Licenses": As defined in Section 3.17.2.

    1.61. "Third Party Technologies": As defined in Section 3.17.2.

    1.62. "Transaction Documents": This Agreement and each of the agreements, certificates, instruments and documents executed or delivered pursuant to the terms of this Agreement.

    1.63. "Warranty Costs": As defined in Section 3.12.

ARTICLE II—PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of Shares

    On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase the Shares from the Shareholders, and the Shareholders agree to sell the Shares to Buyer.

2.2 Consideration for Shares

    Buyer shall pay to the Shareholders in consideration of the Shares both cash and stock of Buyer as set forth in Sections 2.2.1 and 2.2.2.

  2.2.1 Cash Consideration

    Buyer shall pay to the Shareholders $750,000 as partial consideration for the Shares as follows:

    a) $250,000 shall be payable on January 5, 2000;

    b) $250,000 shall be payable on the six-month anniversary of the Closing; and

    c) $250,000 shall be payable on the one-year anniversary of the Closing.

    Each Shareholder shall receive its pro rata portion of the payments made by Buyer pursuant to this Section 2.2.1 based on such Shareholder's percentage ownership of the Company.

  2.2.2 Stock Consideration

    Buyer shall issue to the Shareholders common stock of Buyer as partial consideration for the Shares as follows:

    a) 6,650,000 shares of the common stock of Buyer (as adjusted for stock splits, stock dividends, recapitalizations and similar events and which amount does not include the shares subject to issuance pursuant to Sections 6.8 and 10.1) (the "Shareholders' Closing Shares") shall be issued to the Shareholders on a pro rata basis at the Closing based on each Shareholder's percentage ownership of the Company;

    b) 1,000,000 shares of the common stock of Buyer (as adjusted for stock splits, stock dividends, recapitalizations and similar events) (the "Indemnification Shares") shall be subject to issuance to the Shareholders pursuant to Section 2.2.3; and

    c) 3,062,000 shares of the common stock of Buyer (as adjusted for stock splits, stock dividends, recapitalizations and similar events) (the "Earnout Shares" and together with the Shareholders' Closing Shares, the Indemnification Shares and the shares issued pursuant to Section 5.8, the "Buyer Securities") shall be subject to issuance to the Shareholders pursuant to Section 2.2.4.

  2.2.3 Escrow

    At the Closing, the Indemnification Shares (the "Escrow Amount") shall be delivered to Wells Fargo Shareowner Services as escrow agent (the "Escrow Agent") to be held in escrow for a period of twelve months. The Escrow Amount shall be held as security for the Shareholders' indemnification obligations pursuant to Sections 2.2.2 and 9.2.1 and in accordance with an Escrow Agreement in substantially the form attached hereto as Exhibit 2.2(A) (the "Escrow Agreement") to be entered into by Buyer, the Shareholders and the Escrow Agent at or prior to the Closing, and shall be paid out as provided therein.

  2.2.4 Earnout Provisions

    At the Closing, the Earnout Shares shall be delivered to Wells Fargo Shareowner Services as escrow agent to be held in escrow for future payment to the Shareholders based on the following schedule:

    a) 1,531,000 of the Earnout Shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events) will be delivered to the Shareholders on or prior to January 15, 2002 if the Company achieves a Pre-Tax Cash Flow From Operations (as defined in 2.2.4(c)) of $10,000,000 (in U.S. Dollars) during the twelve month period ending December 31, 2001 (the "First Earnout Period"); provided, however, that if the Pre-Tax Cash Flow From Operations for the First Earnout Period is less than $10,000,000, then the number of Earnout Shares delivered to the Shareholders under this Section 2.2.4(a) shall be proportionately reduced based on the percentage difference between $10,000,000 and the Pre-Tax Cash Flow From Operations;

    b) 1,531,000 of the Earnout Shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events) will be delivered to the Shareholders on or prior to July 15, 2002 if the Company achieves a Pre-Tax Cash Flow From Operations of $11,250,000 (in U.S. Dollars) in the six-month period following the end of the First Earnout Period (the "Second Earnout Period"); provided, however, that if the Pre-Tax Cash Flow From Operations for the Second Earnout Period is less than $11,250,000, then the number of Earnout Shares delivered to the Shareholders under this Section 2.2.4(b) shall be proportionately reduced based on the percentage difference between $11,250,000 and the Pre-Tax Cash Flow From Operations; and

    c) For purposes of Sections 2.2.4 and 5.8, "Pre-Tax Cash Flow From Operations" for a particular period shall mean the cash receipts from domain name registrants plus cash receipts from other revenues of the Company during such period minus the following costs and expenses as they relate to domain name registrations in such period:

      (i) commissions paid to those referral partners and affiliate partners listed on Disclosure Schedule 2.2.4(c);

      (ii) fees paid to Network Solutions, Inc.;

      (iii) chargebacks; and

      (iv) operating costs, excluding non-cash items including, but not limited to, amortization and depreciation.

All costs and expenses calculated for purposes of determining the Pre-Tax Cash Flow From Operations shall be calculated in accordance with GAAP.

    d) Buyer covenants and agrees that it shall support the cash requirements of the Company for purposes of achieving its Pre-Tax Cash Flow From Operations as set forth in the financial model attached hereto as Exhibit 2.2(B). Buyer further covenants and agrees that it shall maintain arms length transactions and independent financial reporting between itself and the Company from the time of closing until immediately after the Second Earnout Period. In the event of a material breach by Buyer of this Section 2.2.4(d), Buyer shall be obligated to deliver the entire number of Earnout Shares described in this Section 2.2.4(a) and 2.2.4(b) at the time prescribed in such Sections.

  2.2.5 Adjustment for Noncollected Accounts Receivable

    To the extent that the Company does not collect within six months of Closing at least $406,422 of the trade accounts receivable as reflected on the Balance Sheet dated November 30, 2000, Buyer shall be entitled to receive the dollar amount of any such shortfall (an "Account Receivable Shortfall") out of the Escrow Amount. Any such claim shall be effected by making a claim for indemnification under Article IX hereof.

  2.2.6 Tax Withholding; Abandoned Property

    Buyer will be entitled to deduct and withhold from the Purchase Price such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Shareholders in respect of whom such deduction and withholding were made by Buyer. Buyer shall not be liable to any Shareholders for any Purchase Price delivered to a public official pursuant to applicable law, including abandoned property, escheat or similar laws.

2.3 Closing

    The closing of the transactions contemplated herein (the "Closing") shall be on December 22, 2000 and shall be held at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, WA 98101, or such other time and date as Buyer and the Company shall agree (the "Closing Date"). At the Closing, each of Buyer, the Company and the Shareholders shall take all such action and deliver all such funds, documents, instruments, certificates and other items as may be required, under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on its part to be performed or fulfilled at or before the Closing Date and to cause all conditions precedent to the other parties' obligations under this Agreement to be satisfied in full.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE SHAREHOLDERS

    To induce Buyer to enter into and perform this Agreement, and except as is otherwise set forth in the Disclosure Schedules provided to Buyer with this Agreement, which exceptions shall specifically identify the paragraph or paragraphs of this Article III to which such exceptions relate, and which shall constitute in its entirety a representation and warranty under this Article III, the Company and the Shareholders jointly and severally (except for Section 3.1) represent and warrant to Buyer as of the date of this Agreement and as of the Closing as follows in this Article III (which representations and warranties shall survive the Closing as provided in Article IX). For the purposes of this Article III, the term "Company" shall refer to the Company and all of its Subsidiaries, including, without limitation, IDR Internet Domain Registrars Corp., a corporation organized under the laws of the province of British Columbia, Canada, Bulkreserve.com Domain Registration Corp., a California corporation, and Domainstore.com Domain Registration Corp., a California corporation, unless the context clearly indicates otherwise. In addition, William Jo and Paul Lum jointly and severally represent and warrant to Buyer as of the date of this Agreement and as of the Closing as set forth in Sections 3.1.1 and .3.3, which representations and warranties shall survive the Closing as provided in Article IX.

3.1 Shareholder Matters

    Each Shareholder represents with respect to itself only (and not with respect to any other Shareholder) as follows in this Section 3.1:

  3.1.1 Good Title

    Such Shareholder owns, beneficially and of record, the shares of Common Stock listed opposite such Shareholder's name on Disclosure Schedule 3.1. Such Shares are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase and upon the consummation of the sale of such Shares as contemplated hereby, Buyer will have good title to such Shares, free and clear of any lien, encumbrance, adverse claim (other than such liens, encumbrances or claims created by Buyer or applicable to Buyer's assets generally), restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

  3.1.2 Authority

    Such Shareholder has all requisite power, right and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, and to sell and transfer such Shares without the consent or approval of any other Person. Such Shareholder has taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents.

  3.1.3 Enforceability

    This Agreement has been, and the other Transaction Documents to which such Shareholder is a party on the Closing will be, duly executed and delivered by such Shareholder, and this Agreement is, and each of the other Transaction Documents to which it is a party on the Closing will be, the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

  3.1.4 No Approvals or Notices Required; No Conflicts

    The execution, delivery and performance of this Agreement and the other Transaction Documents by such Shareholder, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to such Shareholder, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person other than compliance with applicable securities laws and the requirements of the HSR Act, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, or (d) result in the creation of any lien or encumbrance upon the assets of such Shareholder, or upon any Shares or other securities of the Company.

  3.1.5 Accredited Investors

    Such Shareholder is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

  3.1.6 Buyer Shares Entirely for Own Account

    Such Shareholder hereby represents and warrants that the Buyer Securities to be issued to such Shareholder will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Such Shareholder hereby confirms that it has no present intention of selling, granting any participation in, or otherwise distributing such Buyer Securities. Such Shareholder further represents that such Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer Securities.

  3.1.7 Disclosure of Information

    Such Shareholder believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Buyer Securities. Such Shareholder further represents that it has had an opportunity to ask questions of and receive answers from the Buyer regarding the terms and conditions of the issuance of the Buyer Securities and the business, properties, prospects and financial condition of the Buyer.

  3.1.8 Investment Experience

    Such Shareholder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, including a total loss, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Buyer Securities. If other than an individual, such Shareholder also represents it has not been organized for the purpose of acquiring the Buyer Securities.

  3.1.9 Restricted Securities

    Such Shareholder understands that the Buyer Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholders' representations as expressed herein. Such Shareholder understands that the Buyer Securities are characterized as "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, each Shareholder must hold the Buyer Securities indefinitely unless subsequently registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Shareholder acknowledges that the Buyer has no obligation to register or qualify the Buyer Securities for resale. Such Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Securities, and on requirements relating to the Buyer which are outside of the Shareholders' control, and which the Buyer may not be able to satisfy.

  3.1.10 Further Limitations on Disposition

    Without in any way limiting the representations set forth above, such Shareholder further agrees not to make any disposition of all or any portion of the Buyer Securities unless:

    (a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

    (b) (i) Such Shareholder shall have notified the Buyer of the proposed disposition and shall have furnished the Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Buyer, such Shareholder shall have furnished the Buyer with an opinion of counsel, reasonably satisfactory to the Buyer, that such disposition will not require registration of such Buyer Securities under the Securities Act. It is agreed that the Buyer will not require opinions of counsel for transfers made to partners, members or affiliates of such Shareholder or for transactions made pursuant to Rule 144.

  3.1.11 Legends

    It is understood that the certificates evidencing the Buyer Securities may bear one or more legends required by the laws of any state or foreign jurisdiction, to the extent that such laws are applicable to the shares represented by the certificate so legended, including a legend in substantially the form set forth below:

    The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws, and no interest may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (a) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving said securities, (b) this corporation receives an opinion of legal counsel for the holder of these securities satisfactory to this corporation stating that such transaction is exempt from registration, or (c) this corporation otherwise satisfies itself that such transaction is exempt from registration.

3.2 Company Organization; Good Standing; Corporate Authority; Enforceability

    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified to do business, and is in good standing in the states required to be so qualified to do business due to (a) the ownership or lease of real or personal property for use in the operation of the Company's business or (b) the nature of the business conducted by the Company, except where the failure to be so qualified would not have a material adverse effect on the Company's business, operations, financial condition or results of operations. The Company has all requisite power, right and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to Buyer by the Company to be conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

    All corporate actions on the part of the Company and its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of all of the Company's obligations under this Agreement and the other Transaction Documents have been taken or will be taken prior to the Closing. This Agreement has been, and the other Transaction Documents to which the Company is a party on the Closing will be, duly executed and delivered by the Company, and this Agreement is, and each of the other Transaction Documents to which it is a party on the Closing will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.3 Capitalization

    (a) The authorized capital stock of the Company consists of 70,000,000 shares of common stock, $0.10 par value (the "Common Stock") and 30,000,000 shares of Preferred Stock (the "Preferred Stock").

    (b) The issued and outstanding capital stock of the Company consists and as of the Closing will consist solely of 20,000,000 shares of Common Stock and no shares of Preferred Stock, which are and as of the Closing will be held of record by the Shareholders as described on Disclosure Schedule 3.1. All shares of Common Stock that are issued and outstanding are, and as of the Closing Date will be, duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal, state and foreign securities laws. Except for the Shareholders, no Person holds any interest in any Shares.

    (c) There are no outstanding rights of first refusal, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company of any Shares or other securities of the Company.

    (d) The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company.

3.4 Subsidiaries and Affiliates

    Except as set forth in Disclosure Schedule 3.4, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest. With respect to each of its Subsidiaries, all of the outstanding capital stock of such Subsidiary is owned by the Company and there are no outstanding rights of first refusal, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition of any stock or other securities of such Subsidiary. The Company holds the securities of each of its Subsidiaries free and clear of any lien, encumbrance, adverse claim, or restriction on sale, transfer or voting (other than as set forth in the Disclosure Schedules and restrictions imposed by applicable securities laws).

3.5 No Approvals or Notices Required; No Conflicts

    The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person other than compliance with applicable securities laws and the requirements of the HSR Act, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any lien or encumbrance upon the assets of the Company, or upon any Shares or other securities of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of the Company, or (f) invalidate or adversely affect any material permit, license, authorization or status used in the conduct of the business of the Company.

3.6 Financial Statements; Obligations

    (a) The Company has delivered to Buyer (a) a balance sheet and statement of operations, shareholders' equity and cash flows of the Company at and for the fiscal year ended July 31, 2000, and accompanying notes, audited by KPMG, LLP, independent auditors and chartered accountants, and (b) unaudited balance sheet and unaudited statement of operations and cash flows of the Company at and for the four month period-ended November 30, 2000. All the foregoing financial statements (including the notes thereto) are referred to as the "Financial Statements". The audited Financial Statements have been prepared in conformity with GAAP consistently applied throughout the periods covered, except as may be indicated in the notes thereto, and the Financial Statements present fairly the financial position, results of operations and changes in financial position of the Company on a consolidated basis at the dates and for the periods indicated, subject, in the case of the unaudited financial statements, to normal recurring period-end adjustments. The Company has no liabilities or obligations of any nature (absolute, accrued or contingent) that are not fully reflected or reserved against in the Balance Sheet, as prescribed by GAAP and the Financial Accounting Standards Board, except liabilities or obligations incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice. The Company maintains standard systems of accounting established and administered in accordance with GAAP. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. Disclosure Schedule 3.6 sets forth all promissory notes, loans, lines of credits or similar obligations pursuant to which the Company is an obligor, together with all the amounts owed by the Company under such obligations, as of the Closing, and all liabilities under equipment leases of the company (the "Operating Lease Liabilities") as of October 31, 2000. Disclosure Schedule 3.6 also sets forth all indebtedness and other obligations of the Shareholders relating to the Company, together with all the amounts owed by such Shareholders in respect thereof, as of the Closing.

    (b) As of the date hereof and at Closing, the total liabilities of the Company, including liabilities of the Company pursuant to Portal Agreements and advertising agreements listed on Disclosure Schedule 3.10 but excluding deferred revenues and obligations under the Company's capital leases as set forth on Disclosure Schedule 3.6(b), do not and will not exceed $5,500,000.

    (c) From the period commencing on November 1, 2000 to the date hereof, the total amounts due by the Company pursuant to the Portal Agreements has been reduced by at least $750,000 pursuant to the termination of those Portal Agreements listed on Disclosure Schedule 3.10.

    (d) Except as set forth in the Financial Statements, the Company does not have any liabilities or obligations to KPMG Corporate Finance Inc. or KPMG LLP.

3.7 Absence of Certain Changes or Events

    Since the date of the Balance Sheet, neither the Company nor any of its officers, directors or employees in their representative capacities on behalf of the Company has:

    (a) received oral or written notice that there has been, will be or may be a loss of, or contract cancellation by, any current customer, supplier or licenser of the Company (other than as contemplated by Section 3.6(c)), which loss or cancellation would result in lost annual revenues to the Company of at least $50,000, or formed the basis for any belief that there may be such a loss or cancellation;

    (b) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business (other than as contemplated by Section 3.6(c));

    (c) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any shareholder, officer, director, employee or affiliate of the Company);

    (d) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment, which is disclosed on Disclosure Schedule 3.7(d));

    (e) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any liabilities or obligations (absolute, accrued or contingent), or incurred any liabilities or obligations (absolute, accrued or contingent) except liabilities and obligations incurred in the ordinary course of business and consistent with past practice not to exceed $25,000 individually, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

    (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued or contingent) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

    (g) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, institutional control, restriction or charge, except (i) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (ii) assessments for current taxes not yet due and payable, (iii) landlord's liens for rental payments not yet due and payable, and (iv) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $25,000, was incurred in the ordinary course of business and is not yet due and payable;

    (h) written down the value of any inventory (including write-downs by reason of shrinkage or markdown) or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs that are in the aggregate less than $25,000, incurred in the ordinary course of business and consistent with past practice;

    (i) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $25,000, except the sale of inventory in the ordinary course of business and consistent with past practice;

    (j) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person other than representatives of Buyer any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

    (k) made any single capital expenditure or commitment in excess of $25,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $50,000 for additions to property, plant, equipment or intangible capital assets;

    (l) made any change in any method of accounting or accounting practice or internal control procedure;

    (m) issued any capital stock, other securities or options or other rights to acquire capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of capital stock of the Company of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

    (n) except for transactions that are not material in the aggregate, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the Company's officers, directors or employees or any affiliate of the Company's officers, directors or employees, except directors' fees and compensation paid to officers and employees at rates not exceeding the rates of compensation disclosed on Disclosure Schedule 3.7(d);

    (o) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of the Company or any obligations or liabilities (absolute, accrued or contingent) of the Company, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any other Person;

    (p) received notice of, or otherwise obtained knowledge of: (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against the Company or any employee of the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any valid basis for any claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty adverse to the Company or any officer or director of the Company before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any officer, director or employee of the Company is a party that relate directly to the transactions contemplated herein or that would have any material adverse effect upon the business, assets, operations, prospects or condition (financial or other) of the Company;

    (q) entered into or agreed to any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company to a third party or any amendment or change to any existing license or other agreement relating to intellectual property in each case other than in the ordinary course of business consistent with past practice;

    (r) incurred, assumed or guaranteed any indebtedness for borrowed money other than in the ordinary course of business, consistent with past practice, and in amounts and on terms consistent with past practice;

    (s) received notice of, or otherwise obtained knowledge of, any other event or facts that could result in a material adverse change in the business, assets, operations, prospects or condition (financial or other) of the Company (other than as contemplated in Section 3.6(c)); or

    (t) agreed, whether in writing or otherwise, to take any action described in this Section 3.7 except as described in Disclosure Schedule 3.7.

3.8 Taxes

    The Company has (a) timely filed, including valid extensions, with the appropriate governmental agencies (domestic and foreign) all tax returns, information returns and reports ("Returns") for all Taxes (as defined below) required to have been filed with respect to the Company and its business, and all such Returns are true, correct and complete in all material respects and (b) paid in full or provided for all Taxes that are due or claimed to be due by any governmental agency with respect to the Company and its business, other than such payments as are being contested in good faith by appropriate proceedings, which payments are set forth on Disclosure Schedule 3.8. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments. The reserves and provisions for Taxes reflected in the Financial Statements are adequate for the payment of Taxes not yet due and payable, as determined in accordance with GAAP consistently applied; no unresolved claim for assessment or collection of Taxes has been asserted in writing or, to the knowledge of the Shareholders, threatened against the Company and no audit or investigation by any governmental authority is under way with respect to Taxes, interest or other governmental charges; the Company has not entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations; and the Company has not filed any consent to the application of Section 341(f)(2) of the Code (the "Code"), to any assets held, acquired or to be acquired by it. The Company has furnished Buyer with complete and correct copies of all Returns of the Company for the prior three years. There are no tax liens on any property or assets of the Company other than special assessments liens for current taxes not yet payable. No claim has been made by an authority in any jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not made any payment or payments, is not obligated to make any payment or payments, and is not a party to (or participating employer in) any agreement or Employee Benefit Plan (as defined in Section 3.15(a)(iii)) that could obligate it or Buyer to make any payment or payments that constitute or will constitute an "excess parachute payment" as defined in Section 280G of the Code (or any similar provisions of state, local or foreign law) or that will otherwise not be deductible under Section 162 or Section 404 of the Code; the Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2)(i) of the Code; the Company is not a party to any Tax allocation or sharing agreement; and the Company (i) is not and has not been a member of an affiliated group filing a consolidated income Tax Return and (ii) does not have any liability for Taxes of any person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign law) as a transferor or successor by contract or otherwise.

3.9 Property

    (a) Disclosure Schedule 3.9(a) contains a complete and accurate list of all real property that is owned, leased, rented or used by the Company (the "Real Property"). The Company has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property.

    (b) Disclosure Schedule 3.9(b) contains a complete and accurate list of each item of personal property as of November 30, 2000 having a book value in excess of $15,000 that is owned, leased, rented or used by the Company (the "Personal Property"); provided, however, that such list need not describe the Company's Technology and IP Rights (as defined in Section 3.17). The Company has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Personal Property.

    (c) The Real Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual book value of less than $15,000, the Technology and IP Rights) reflected in the Balance Sheet and all the properties and assets purchased by the Company since the date of the Balance Sheet (except for such properties or assets sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice). The Real Property and the Personal

Property include all property used in the business of the Company (other than, in the case of the Personal Property, property rights with an individual book value of less than $15,000, the Technology and IP Rights).

    (d) The Company's title to or leasehold interest in, as applicable, each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances, institutional controls and other adverse claims or interests of any kind.

    (e) The Company's offices, manufacturing and production facilities and other structures and the Company's Personal Property are adequate for the uses to which they are being put and, to the knowledge of the Company and/or the Shareholders, there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the Real Property for the conduct of the business as presently conducted. The Company has received all necessary approvals with regard to occupancy and maintenance of the Real Property.

    (f) Except for (i) assessments for current taxes not yet due and payable and (ii) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $25,000, which was incurred in the ordinary course of business and is not yet due and payable, the Personal Property is free and clear of all liens and the Company owns such Personal Property.

    (g) Each lease of any portion of the Real Property and each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto; the Company has performed all obligations imposed upon it thereunder; and the Company is not in default thereunder, nor to the knowledge of the Company and/or the Shareholders is there any event that with notice or lapse of time, or both, would constitute a default thereunder. No consent is required from any Person under any lease or other agreement or instrument relating to the Real Property or Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Real Property or Personal Property.

3.10 Contracts

    Disclosure Schedule 3.10 contains a complete and accurate list as of November 30, 2000 of all contracts, agreements, arrangements and understandings with a value in excess of $10,000, oral or written, to which the Company is a party or by which the Company is bound, including, without limitation, all security agreements, Intellectual Property licenses and other license agreements, credit agreements, instruments relating to the borrowing of money, purchase contracts, sale contracts, research contracts and scientific collaboration or cooperation agreements. All contracts set forth on Disclosure Schedule 3.10 are valid, binding and enforceable in accordance with their terms against each party thereto and are in full force and effect; the Company has performed all obligations imposed upon it thereunder; and the Company is not in default thereunder; nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. Furthermore, to the knowledge of the Company and/or the Shareholders, no breach or default by any other party to any such contract of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred. True and complete copies of each such contract have been delivered to Buyer. Except as set forth on Disclosure Schedule 3.10, no consent is required from any Person under any contract, agreement, arrangement or understanding set forth on Disclosure Schedule 3.10 in connection with the consummation of the transactions contemplated by this

Agreement, and the Company has not received notice, and is not otherwise aware, that any party to any such contract, agreement, arrangement or understanding intends to cancel, terminate or refuse to renew (if renewable pursuant to its terms) such contract, agreement, arrangement or understanding (other than as contemplated in Section 3.6(c))or to exercise or decline to exercise any option or right thereunder.

3.11 Customers and Suppliers

    Disclosure Schedule 3.11 sets forth: (a) a complete and accurate list of the customers of the Company accounting for 2% or more of the Company's revenues during the fiscal year last ended and the period ended October 31, 2000 showing the approximate total revenues from each such customer during the fiscal year last ended and the period ended October 31, 2000, and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company in the fiscal year last ended and the period ended October 31, 2000. The Company has not received any notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customers or suppliers named on such Schedule 3.11.

3.12 Orders; Commitments; Warranties and Returns

    Disclosure Schedule 3.12 contains an accurate summary as of November 30, 2000 of the Company's total backlog (including all accepted and unfulfilled service contracts and research agreements) and the aggregate of all outstanding purchase orders issued by the Company (which aggregates include all material contracts or commitments for the purchase by the Company of materials or other supplies, including under the Portal Agreements and any advertising agreements). All such sale and purchase commitments were made in the ordinary course of business. Disclosure Schedule 3.12 sets forth the Company's warranties currently made with respect to its business, products and services, and current policies with respect to returns of products in the course of the Company's conduct of the business. The Company has not made any express warranties in connection with the sale of its products and services. Claims against the Company for warranty costs (individually or in the aggregate) with respect to products and services during each of the last three fiscal years did not exceed $5,000, and there are no outstanding or threatened claims for any such warranty costs that would exceed $10,000 (individually or in the aggregate). As used above, the term "warranty costs" shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of claims sounding in warranty, contract, tort or otherwise.

3.13 Claims and Legal Proceedings

    There are no claims, actions, suits, arbitrations, criminal or civil investigations or proceedings pending or involving or, to the knowledge of the Company and/or the Shareholders, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the knowledge of the Company and/or the Shareholders, there is no valid basis for any claim, action, suit, arbitration, investigation or proceeding that could reasonably be expected to be materially adverse to the business, assets, operations, prospects or condition (financial or other) of the Company before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees, stipulations or settlement agreements to which the Company is a party that involve the transactions contemplated herein or that would have a material adverse effect on the business, assets, operations, prospects or condition (financial or other) of the Company or will require payments by the Company after the Closing.

3.14 Labor Matters

    There are no labor disputes, employee grievances or disciplinary actions pending or, to the knowledge of the Company and/or the Shareholders, threatened against or involving the Company or any present or former employee of the Company. The Company has complied in all material respects with all provisions of applicable law relating to employment and employment practices, terms and conditions of employment, wages and hours including, without limitation, equal opportunity, workplace safety, workers' compensation and other similar laws. To the Company's knowledge, the Company is not engaged in any unfair labor practice and does not have any liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company and/or the Shareholders, threatened against or affecting the Company, and the Company has not experienced any work stoppage or similar concerted employee activities. No collective bargaining agreement is binding on the Company. The Company does not have any knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, and the Company has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

3.15 Employee Benefit Plans

    (a) As used in this Agreement, the following terms shall have the following meanings:

      (i) "DOL" means the United States Department of Labor.

      (ii) "Employee Benefit Plan" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (A) sponsored, maintained or contributed to by the Company or to which the Company is a party, (B) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (C) with respect to which the Company has (or could have) any obligation or liability.

      (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (iv) "IRS" means the United States Internal Revenue Service.

    (b) Disclosure Schedule 3.15 contains a complete and accurate list of all Employee Benefit Plans. The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Each Employee Benefit Plan can be amended or terminated by the Company at any time (including on and after the Closing Date) and for any reason without penalty and without material liability or expense to the Company or Buyer. None of the rights of the Company under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

    (c) The Company has delivered to Buyer true, correct and complete copies of all documents embodying each Employee Benefit Plan, including, without limitation, all amendments thereto (or, in the case of unwritten Employee Benefit Plans, descriptions of each such Employee Benefit Plan), along with, for each Employee Benefit Plan, copies of the following (to the extent applicable to such Employee Benefit Plan): (i) the last three annual reports filed with respect to such Employee Benefit Plan; (ii) all summary plan descriptions, summaries of material modifications and all employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years; (iii) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (iv) all policies pertaining to fiduciary liability insurance covering the fiduciaries of such Employee Benefit Plan; (v) all written communications within the last three years relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting under such Employee Benefit Plan or any other events that could result in liability to the Company with respect to such Employee Benefit Plan; (vi) all correspondence to or from any governmental entity or agency relating to such Employee Benefit Plan; (vii) the most recent annual and periodic accounting of the assets of such Employee Benefit Plan; and (viii) samples of all administrative forms, used within the last three years.

    (d) With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations; (ii) the Company and, to the knowledge of the Company and each of the Shareholders, all other Persons (including, without limitation, all fiduciaries) have properly performed at all times all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (iii) all Returns and other information relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately completed and timely and properly filed; (iv) all notices, statements, reports and other disclosure required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately completed and timely and properly disclosed or provided; (v) neither the Company nor any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of any applicable law; and (vi) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company or Buyer could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under any applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

    (e) All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Balance Sheet. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

    (f) The Company is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.

    (g) None of the Employee Benefit Plans is subject to ERISA, and the Company has never sponsored, maintained or contributed to (or been obligated to contribute to), or been a party to or participating employer in, any employee benefit plan, fund, policy, program, contract, arrangement or payroll practice that is (or at any time was) subject to ERISA.

    (h) Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than deferred compensation that is accrued as a current liability on the Balance Sheet.

    (i) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or any of the Shareholders, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Knowledge of the Company or any of the Shareholders, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other governmental entity or agency, and, to the knowledge of the Company and each of the Shareholders, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

    (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, Buyer or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or result in the forgiveness of indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (iv) require the Company or Buyer to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

3.16 Personnel

    Disclosure Schedule 3.16 sets forth as of November 30, 2000 a true and complete list of the names and the family relationships, if any, among all directors, officers, employees, contractors and consultants having annual total compensation in excess of $60,000.

3.17 Intellectual Property

  3.17.1 Technology

    Except for the Third Party Technologies (as defined in Section 3.17.2), the Company owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all Encumbrances: (a) all products, computer programs, specifications, source code, object code, graphics, devices, packaging, trade dress, drawings, designs, concepts, and software or development tools and proprietary techniques, algorithms, methods, technology, processes, procedures, formulae, user interfaces, "look and feel" and content that are now or during the two (2) years prior to the date of this Agreement have been, or are currently proposed to be, developed, produced, used, marketed and/or sold in the Company's business, including, without limitation, the items listed on Disclosure Schedule 3.17.1; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in (a), above and made or developed by the Company prior to the Closing; (c) any and all technology and work in progress related to the items set forth in (a) and (b), above as of the Closing; and (d) all inventions, copyrights, trade secrets, know-how and other confidential or proprietary information related to the items set forth in (a), (b) and (c), above. The Technology, excluding the Third Party Technologies, is sometimes referred to as the "Company Technology."

  3.17.2 Third Party Technology

    Disclosure Schedule 3.17.2 sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third Party Technologies (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed, the owner and the Third Party License. The Company has the lawful right to use (free of any material restriction other than the terms of the Third Party Licenses) (a) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology, and (b) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted. All Third Party Licenses are valid, binding and in full force and effect, the Company and, to the knowledge of the Company and each Shareholder, each other party thereto have performed in all material respects their obligations thereunder, and neither the Company nor, to the knowledge of the Company and each Shareholder, any other party thereto is in default thereunder, nor, to the knowledge of the Company and each Shareholder, has there occurred any event or circumstance which with notice or lapse of time or both would constitute a default or event of default, on the part of the Company or, to the knowledge of the Company and each Shareholder, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable pursuant to its terms) such Third Party License or to exercise or decline to exercise any option or right thereunder.

  3.17.3 Trademarks

    Disclosure Schedule 3.17.3 list(s) all trademarks, trade names, brand names, service marks, logos or other identifiers used by the Company in its business (the "Marks"). The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in the Company's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

  3.17.4 Intellectual Property Rights

    Disclosure Schedule 3.17.4 sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP Registrations") associated with the Company Technology and the Marks. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered and unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement, but excluding patents) associated with the Company Technology and the Marks. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the patents included in the IP Registrations (including, without limitation, rights of enforcement). Collectively, IP Registrations, copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights, patents, and other intellectual property rights (including, without limitation, rights of enforcement) associated with the Company Technology and the Marks are referred to as the "IP Rights").

  3.17.5 Maintenance of Rights

    The Company has not conducted its business, and has not used or enforced (or failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or

IP Registrations. Except pursuant to license agreements identified in Disclosure Schedule 3.17.5, the Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the knowledge of the Company and each Shareholder, except pursuant to reasonably prudent safeguards, (a) no third party has received any Company confidential information relating to the Technology or the IP Rights and (b) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

  3.17.6 Third Party Infringement

    The Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; all IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any IP Rights; and to the knowledge of the Company and each Shareholder, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

  3.17.7 Infringement by the Company

    The use of any of the Technology in the Company's business does not and will not, to the knowledge of the Company and each Shareholder, conflict with, infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; the use of any of the Marks and other IP Rights in the Company's business will not conflict with, infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; and the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or other IP Rights or claiming that any other entity has any claim of infringement with respect thereto.

  3.17.8 Confidentiality

    The Company has not disclosed any source code regarding the Technology to any person or entity other than an employee of the Company and under a written nondisclosure agreement; the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology; neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology; and the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. To the extent the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

  3.17.9 Warranty Against Defects

    The Technology is free from known material defects and substantially conforms to all applicable specifications and documentation for such Technology made available, provided, published, distributed, developed or possessed by the Company.

  3.17.10 Domain Names

    Disclosure Schedule 3.17.10 lists all Internet domain names used by the Company conducts its business (collectively, the "Domain Names"). The term "Domain Names" does not include Internet domain names registered by the Company on behalf of its customers. The Company has a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including without limitation all rights necessary to continue to conduct the Company's business as it is currently conducted.

  3.17.11 Accreditation for Purposes of Providing Domain Names

    The Company is and at the Closing will be a domain registrar accredited by the Canadian Internet Registration Authority ("CIRA") and with the Internet Corporation for Assigned Names and Numbers ("ICANN"). At Closing, the Company's Registrar License and Agreement with Network Solutions, Inc., a Delaware corporation, shall be in full force and effect and the Company shall not be in material breach of any of its agreements with CIRA, ICANN or Network Solutions, Inc.

  3.17.12 Indemnification

    The Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement by the Technology or IP Rights, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

  3.17.13 Restrictions on Intellectual Property

    None of the Company's officers, employees, consultants, distributors, agents, representatives or advisors has entered into any agreement relating to the Company's business regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company.

3.18 Accounts Receivable

    All accounts receivable of the Company reflected in the Balance Sheet or existing at the time of Closing ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and, to the knowledge of the Company and/or the Shareholders, properly reflect the amounts due, net of any allowances reflected in the Balance Sheet.

3.19 Inventory

    All items in the inventory reflected in the Balance Sheet (a) have been valued at cost or at market, whichever is lower, on a first-in, first-out (FIFO) basis in accordance with GAAP consistently applied and (b) are of a quality and quantity usable and salable in the ordinary course of business. Items of inventory in existence for more than 12 months and not required for backlog or to meet forecasted customer requirements under long-term agreements described on Disclosure Schedule 3.10 shall not be considered to be reflected in the Balance Sheet for purposes of this Section 3.19.

3.20 Corporate Books and Records

    The Company has furnished to Buyer true and complete copies of (a) the Articles of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's Shareholders, Board of Directors and any committees thereof since the

Company's inception, and such minutes accurately reflect the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

3.21 Licenses, Permits, Authorizations, etc.

    The Company has received all governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "Permits") required for the operation of the business of the Company as currently conducted and the absence of which would have a material adverse effect of the operations or condition (financial or otherwise) of the Company. Disclosure Schedule 3.21 contains a list of all Permits with expiration dates, if any. The Company is in compliance with the terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending or, to the knowledge of the Company and/or the Shareholders, threatened, the object of which is to revoke, limit or otherwise affect any Permit. The Company has not received any notifications of any asserted failure to obtain any Permit.

3.22 Compliance With Laws; Environmental Matters

    (a) The Company is and has been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its property, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, good laboratory practices, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

    (b) The Company is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Property or the Personal Property or the conduct of its business, any applicable foreign, federal, state, county and local statutes, laws, regulations, guidances, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any governmental entity relating to environmental (air, water, groundwater, soil, natural resource, noise and odor) matters, including (as applicable), by way of illustration and not by way of limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act and the regulations issued thereunder, the Comprehensive Environmental, Response, Compensation, and Liability Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Hazardous Waste Control Act, the Model Toxics Control Act and other comparable federal, state and local laws, and the regulations issued thereunder (collectively, "Environmental Laws").

    (c) The Company has not knowingly transported, stored, treated, recycled, handled or disposed of, or allowed or arranged for any third party to transport, store, treat, recycle, handle or dispose of (i) any flammable substances, explosives, radioactive materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any wastes, materials or substances identified in or regulated by any Environmental Laws; (ii) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, carcinogens and radon, all to the extent regulated by any Environmental Laws; and (iii) gasoline, oil and other petroleum products (all of the foregoing collectively, "Regulated Substances"), to or at any location in violation of any Environmental Laws.

    (d) To the knowledge of the Company and/or the Shareholders, no part of the Real Property, including, but not limited to, all surface and subsurface soil, sediments, groundwater and surface water located on, in or under the Real Property, was during the period of use by the Company or is contaminated with any Regulated Substances or constituents thereof, which contamination has given or may give rise to any obligation of the Company under any applicable Environmental Laws, the common law or otherwise. To the knowledge of the Company and/or the Shareholders, no real property adjacent to or adjoining the Real Property has been or is being so contaminated. To the knowledge of the Company and/or the Shareholders, there are no Regulated Substances (other than gasoline, oil or other petroleum products as described on Disclosure Schedule 3.22(d)) present in or on the Real Property or in any equipment located therein.

    (e) The Company has reported, recorded or filed, and has provided to Buyer, true, accurate and complete copies of all reports with respect to any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment (including the abandonment or discarding of drums, barrels, containers or other closed receptacles) (any of the foregoing, a "Release"), required by applicable Environmental Laws to be filed by the Company with any government authority. The Company has maintained all environmental and operating documents and records in the manner and for the time periods required by applicable Environmental Laws.

    (f) The Company has not caused or permitted the Release of any Regulated Substances or constituents thereof on, from or off-site of its Real Property, or of any Release from any facility owned or operated by third parties but with respect to which the Company is alleged to have liability, including, but not limited to, liability for personal injury, cleanup or restoration, which Release caused or could reasonably be Expected to cause a material loss to the Company.

    (g) There are no tanks which, when considered with all associated piping, are underground storage tanks located either wholly or partially below the surface of the ground, and, without regard to whether they are in contact with soil, within a building or containment structure or otherwise are located in, on or under the Real Property.

3.23 Insurance

    The Company maintains (a) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry. All insurance policies of the Company are in full force and effect, all premiums covering all periods up to and including the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its respective assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. Disclosure Schedule 3.23 provides a list of all of the Company's insurance policies and policy numbers.

3.24 Brokers or Finders

    The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.25 Hart-Scott-Rodino

    The Company is not a $10 million person as defined under the HSR Act. The Company is not "engaged in manufacturing" for purposes of the HSR Act.

3.26 Absence of Questionable Payments

    Neither the Company nor any of its directors or officers, or to the knowledge of the Company and/or the Shareholders, any agents, employees or other Person acting on behalf of the Company, has used any funds of the Company for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. The Company has not received notice that any transaction was unlawful within the meaning of this Section 3.26. The Company has adequate financial controls to prevent such unlawful contributions, payments, gifts, entertainment or expenditures. To the knowledge of the Company and or the Shareholders, neither the Company nor any of its current directors or officers, agents, employees or any other Person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts or expenditures. To the Company's knowledge, the Company has at all times complied, and is in compliance in all respects, with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other applicable domestic and foreign laws and regulations relating to corrupt practices and similar matters.

3.27 Bank Accounts

    Disclosure Schedule 3.27 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.28 Previous Conduct of Business; Insider Interests

    All the transactions of the Company since it was incorporated with third parties have been conducted on an arm's-length basis. No officer, director, employee, contractor, consultant or other representative of the Company has any direct or indirect interest, and the Shareholders have no direct or indirect interest, other than as a shareholder of the Company (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of the Company, including, without limitation, any intellectual property, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. To the knowledge of the Company and/or the Shareholders, neither the Company nor any of its officers, directors, employees, contractors or consultants has any interest, either directly or indirectly, in any entity that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage or (ii) is a supplier, customer or creditor, or has an existing contractual relationship with any of the Company's employees (or persons performing similar functions).

3.29 Operating Data

    On or prior to the date hereof, the Company has delivered to Buyer certain of its operating data and certain performance data for its Web Site, including without limitation: number of hits, conversion rates (if applicable), performance information (including average download times per page, system resource usage per page), error rates and uptime and availability, downloads, users, page views and click-through rates, all as set forth in Schedule 3.29 of the Disclosure Memorandum (the "Operations and Web Site Data"). The Operations and Web Site Data accurately and fairly present the operations of and other data related to the Company and the performance of its Web Site and does not contain any material misstatements or omissions of material facts.

3.30 Full Disclosure

    Neither the Company nor any Shareholder has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, the Financial Statements, the Disclosure Schedules and Exhibits hereto, or in or pursuant to closing certificates executed or delivered by the Company or such Shareholder not misleading.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES
OF BUYER

    To induce the Company and the Shareholders to enter into and perform this Agreement, Buyer represents and warrants to the Company and the Shareholders as of the date of this Agreement and as of the Closing as follows in this Article IV:

4.1 Organization

    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington. Buyer is duly qualified to do business, and is in good standing in the states required to be so qualified to do business due to (a) the ownership or lease of real or personal property for use in the operation of Buyer's business or (b) the nature of the business conducted by Buyer, except where the failure to be so qualified would not have a material adverse effect on the Buyer's operations or financial statements. Buyer has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

4.2 Enforceability

    All corporate action on the part of Buyer and its officers, directors and Shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance of all of Buyer's obligations under this Agreement and the other Transaction Documents to which it is a party has been taken or will be taken prior to the Closing. This Agreement has been, and the other Transaction Documents to which Buyer is a party on the Closing will be, duly executed and delivered by Buyer, and this Agreement is, and each of the other Transaction Documents to which Buyer is a party on the Closing will be, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.3 No Approvals or Notices Required; No Conflicts With Instruments

    The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Buyer, (b) require Buyer to obtain any consent, approval or authorization of, or declaration, filing or registration with, any Person or Persons (including the approval of the shareholders of Buyer), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Buyer is a party or by which it is bound or to which any assets of Buyer are subject, (d) result in the creation of any lien or encumbrance upon the assets of

Buyer, or upon any Buyer Securities or other securities of Buyer, or (e) constitute a violation of any provisions of Buyer's Articles of Incorporation and Bylaws.

4.4 Claims and Legal Proceedings

    There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or involving or, to Buyer's knowledge, threatened against Buyer before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby.

4.5 Brokers or Finders

    Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Buyer, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.6 Tax Consequences

    Buyer does not make any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Shareholders arising out of the structure or terms of this Agreement, or the negotiation or consummation hereof. Each Shareholder shall be solely responsible for any such Tax consequences.

4.7 Validly Issued Securities

    The securities to be issued pursuant to this Agreement have been duly authorized for issuance, and such securities, when issued and delivered to the Shareholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable and will be free of all encumbrances other than encumbrances attributable to the Shareholders and encumbrances with respect to securities subject to the Escrow Agreement.

4.8 Buyer SEC Filings; Financial Statements

    Buyer has filed all reports, schedules, forms, statements and other documents (which are publicly available) required to be filed with the SEC pursuant to applicable federal securities laws from the effective date of its first registration statement filed under the Securities Act to the date of this Agreement relating to Buyer and its Subsidiaries (the "Buyer SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Buyer SEC Documents complied, and all documents required to be filed by Buyer with the SEC after the date hereof and on or prior to the Closing Date (the "Subsequent Buyer SEC Documents") will comply, in all Material respects, with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and none of the Buyer SEC Documents contained when filed, and the Subsequent Buyer SEC Documents will not contain when filed, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading and did not at the time they were filed omit any documents required to be filed as exhibits thereto. The consolidated financial statements of Buyer included in the Buyer SEC Documents when filed fairly presented, and those included in the Subsequent Buyer SEC Documents when filed will fairly present, the consolidated financial position of Buyer and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) and have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Except as disclosed on the Buyer SEC Documents, Buyer does not have any material liabilities or obligations (absolute, accrued or contingent), other than liabilities or obligations incurred in the ordinary course of business since September 30, 2000.

4.9 Absence of Certain Changes or Events

    Since September 30, 2000, there has not occurred (i) any events, changes or occurrences (other than events or condition affecting the economy or internet companies in general or events or changes which Buyer has publicly disclosed in the Buyer SEC Documents or in Buyer's press releases) which have had, or are reasonably likely to have a material adverse effect on the business or financial condition of Buyer and its subsidiaries, taken as a whole, or (ii) any change in Buyer's accounting methods, principles or practices utilized by or affecting Buyer except as required by concurrent changes in GAAP.

4.10 Full Disclosure

    Buyer has not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement or in or pursuant to closing certificates executed or delivered by Buyer not misleading.

ARTICLE V—COVENANTS

    Between the date of this Agreement and the time of Closing (or such later date as set forth below), the parties covenant and agree as set forth in this Article V.

5.1 Conduct of Business by the Company Pending the Closing

    (a) Unless Buyer shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, and the directors and officers of the Company and the Shareholders shall cause the Company to be conducted in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law or as otherwise expressly contemplated by this Agreement; and the Company shall use its best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current directors, officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations except as otherwise expressly contemplated by this Agreement. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company shall not, between the date of this Agreement and the time of Closing, directly or indirectly do, or propose to do, any of the following without giving Buyer prior written notice of and receiving Buyer's prior written consent (to be provided or denied within 24 hours of written request and which consent will not be unreasonably withheld):

      (i) amend or otherwise change its Articles of Incorporation and Bylaws;

      (ii) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or (ii) any assets of the Company;

      (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any of its capital stock;

      (iv) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

      (v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or form any corporation, partnership, other business organization or division thereof, or acquire directly or indirectly any material amount of assets; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice which loans shall be on terms and conditions satisfactory to Buyer; (C) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (D) authorize any single capital expenditure that is in excess of $5,000 or capital expenditures that are, in the aggregate, in excess of $25,000; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection;

      (vi) enter into any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees or consultants, except for increases in accordance with existing agreements or past practices for employees of the Company who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

      (vii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

      (viii) make any tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign income tax liability;

      (ix) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

      (x) enter into any equipment lease; or

      (xi) take or agree to take any action specified in Section 3.7, or enter into any other material transaction other than those specified above; or

      (xii) agree to do any of the foregoing.

    (b) From November 22, 2000 until Closing, Buyer shall have the right to purchase from the Company Domain Name registrations at a price of $6.75 per Domain Name per year (the "Discount Price"). In the event that the Closing does not occur, Buyer shall pay to the Company upon written request of the Company the difference between the retail price and the Discount Price for any Domain Names purchased by Buyer.

    (c) For the purposes of this Section 5.1, the term "Company" shall refer to the Company and all of its Subsidiaries, including, without limitation, IDR Internet Domain Registrars Corp., a corporation organized under the laws of the province of British Columbia, Canada, Bulkreserve.com Domain

Registration Corp., a California corporation, and Domainstore.com Domain Registration Corp., a California corporation.

5.2 Access to Information; Confidentiality

    From the date hereof to the time of Closing, the Company and the Shareholders shall, and shall cause their representatives to, afford Buyer and its representatives complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish Buyer with all financial, operating and other data and information as Buyer may reasonably request and as such access is necessary to the consummation of the transactions contemplated hereby. From the date hereof until the time of Closing, the Company shall provide Buyer with monthly and other financial statements of the Company as they become available internally at the Company, all of which financial statements shall accurately present the financial position and results of operations of the Company as of the dates and for the periods specified. All information obtained by either party pursuant to this Agreement shall be subject to the provisions of and kept confidential in accordance with the Confidentiality Agreement, dated September 21, 2000, between Buyer, the Company and the Shareholders.

5.3 No Alternative Transactions

    The Company and the Shareholders shall not, directly or indirectly, through any officer, director, agent, investment banker, attorney or otherwise, solicit, initiate or encourage the submission of any proposal, offer, inquiry or contact from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any business combination with the Company, or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person, to do or seek any of the foregoing. The Company and the Shareholders immediately shall cease and cause to be terminated with no obligation, financial or otherwise, on the part of the Company or the Shareholders, all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    The Company and the Shareholders shall notify Buyer promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

5.4 Notification of Certain Matters

    The Company and/or the Shareholders shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to the Company and/or the Shareholders, of (a) the occurrence or nonoccurrence of any event which would be likely to (i) cause any representation or warranty of the Company and/or the Shareholders or Buyer, respectively, contained in this Agreement to be materially untrue or inaccurate or (ii) result in the material failure to satisfy a closing condition in Article VII or VIII; (b) any material failure of the Company and/or the Shareholders or Buyer, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them; and (c) any written communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.5 HSR Filings

    Each party shall make or cause to be made any filings and submissions required under the HSR Act in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents. Each party shall furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of such filings, submissions or notifications.

5.6 Further Action

    Upon the terms and subject to the conditions hereof, each of the parties shall (a) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the transactions contemplated hereby and shall cooperate with the other parties with respect to such filings and submissions and (b) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the closing of the sale of the Shares to Buyer. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use its commercially reasonable efforts to take all such action. None of Buyer, the Company or the Shareholders will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties or agreements made by such party in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

5.7 Publicity

    None of the parties shall disclose, make or issue, or cause to be disclosed, made or issued, any statement or announcement concerning this Agreement or the transactions contemplated hereby to any third parties (other than its officers, directors, employees, authorized representatives, legal advisors and financial advisors who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties, except as required by law or any listing or other agreement with any public securities trading exchange or market to which Buyer is a party and after providing written notice to the other parties of such required disclosure and a reasonable prior opportunity to comment thereon.

5.8 Issuance of Securities to Employees

    (a) Buyer agrees that, as soon as reasonably practicable after the Closing Date, 219,000 shares of the common stock of Buyer (as adjusted for stock splits, stock dividends, recapitalizations and similar events) shall be issued under Buyer's 1999 Nonofficer Employee Stock Option Plan to the individuals who are employees of the Company (other than the Shareholders) on the Closing Date and continue to be employees of the Company on the date of issuance of the shares issued pursuant to this Section 5.8(a). Buyer covenants and agrees that it will not terminate any Company employees prior to the date of issuance of the shares pursuant to Section 5.8(a). The recipients of the shares and the number of shares issued to each recipient pursuant to this Section 5.8(a) and Section 5.8(b) shall be as provided on Disclosure Schedule 5.8. Buyer's obligation to deliver shares to any such recipient shall be conditioned on receipt of an executed Employee IP Agreement from such recipient.

    (b) Buyer also agrees that, on the one-year anniversary of the Closing Date, 219,000 shares of common stock of Buyer will be issued under Buyer's 1999 Nonofficer Employee Stock Option Plan to the individuals who were employees of the Company (other than the Shareholders) on the Closing Date and continue to be employees of Buyer or any subsidiary or affiliate of Buyer (including, but not limited to, the Company) on the one year anniversary of the Closing Date; provided, however, that if the Pre-Tax Cash Flow From Operations for the First Earnout Period is less than $10,000,000, then the number of shares issued under this Section 5.8 shall be proportionately reduced based on the percentage difference between $10,000,000 and the Pre-Tax Cash Flow From Operations; provided, further, that if Buyer shall have materially breached its obligations set forth in Section 2.2.4(d), the entire number of shares under this Section 5.8 shall be delivered as specified herein.

    (c) In the event that all of the requirements for delivery of the shares pursuant to Section 5.8(a) and/or Section 5.8(b), as the case may be, are satisfied except that the recipient is no longer an employee of the Buyer or any subsidiary or affiliate of Buyer (including, but not limited to the Company), the shares that would have been delivered to such recipient will be delivered to the Shareholders in the same percentage as the shares delivered pursuant to Section 2.2.2(a).

5.9 Employee Benefit Plans

    (a) Buyer shall take reasonable steps to cause each of its and its Subsidiaries' employee benefit plans, funds, policies, programs, contracts, arrangements or payroll practices ("Buyer Benefit Plans") to recognize service with the Company by each person who was employed with the Company immediately prior to the Closing Date (a "Company Employee") as service for purposes of eligibility to participate in and vesting (but not benefit accrual) in such Buyer Benefit Plans that are extended to the Company Employee on or after the Closing Date; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit.

    (b) To the extent approved by all applicable insurers and if Buyer and its Subsidiaries will not incur any additional cost therefor, Buyer shall cause the Buyer Benefit Plans to waive, on and after the Closing Date, any operative preexisting condition exclusion or waiting period limitation that was likewise waived or otherwise satisfied as to each Company Employee under the terms of any corresponding Employee Benefit Plan immediately prior to the Closing Date.

ARTICLE VI—CONDITIONS PRECEDENT TO OBLIGATIONS
OF BUYER

    The obligations of Buyer to perform and observe the covenants, agreements and conditions to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Buyer.

6.1 Accuracy of Representations and Warranties

    Each of the representations and warranties of the Company, the Shareholders, William Jo and Paul Lum contained in this Agreement and the other Transaction Documents to which each is a party (including applicable Exhibits and Disclosure Schedules) shall be true and correct in all material respects (except for the representations and warranties contained in Sections 3.1.1 and 3.3, which shall be true and correct in all respects) as of the date hereof and at and as of the Closing Date as though made on that date; except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects (except for the representations and warranties contained in Sections 3.1.1 and 3.3, which shall be true and correct in all respects) as of the specified date.

6.2 Performance of Agreements

    The Company and the Shareholders shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or any other Transaction Document to be performed and complied with by them at or prior to the Closing.

6.3 Opinion of Counsel for the Company and the Shareholders

    Buyer shall have received the opinion of Preston Gates & Ellis LLP, counsel for the Company, and Lex Caribbean, counsel for the Shareholders, dated the Closing Date, in substantially the form attached as Exhibit 6.3.

6.4 Consents to Sale of Shares

    The Company shall have received and shall have delivered to Buyer written consents to the sale of the Shares from each of the parties (other than the Company) to those agreements, leases, notes or other documents set forth as requiring such consent on the Disclosure Schedules, which consents shall be satisfactory in all respects to Buyer in its sole and absolute discretion. Schedule 3.10 lists all agreements, leases, notes or other documents identified on Schedules to the Disclosure Memorandum that treat the transactions contemplated hereby as an assignment or otherwise by their terms require consent. Unless otherwise set forth in Schedule 3.10, the Company and its subsidiaries shall have received and shall have delivered to Buyer or its counsel written consents to the transactions from each of the parties (other than the Company) to such agreements, leases, notes or other documents, which consents shall be reasonably satisfactory in all respects to Buyer.

6.5 Officers' Certificate

    Buyer shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, substantially in the form attached as Exhibit 6.5, certifying that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.7 and 6.9 have been fulfilled.

6.6 Shareholder's Certificate

    Buyer shall have received a certificate of each Shareholder, dated the Closing Date, substantially in the form attached as Exhibit 6.6, certifying that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.7 and 6.9 have been fulfilled.

6.7 Material Adverse Change

    Since the date hereof and through the Closing, there shall not have occurred (or be threatened) any material adverse change (a) in the business, operations, assets, liabilities, earnings, condition (financial or other), or prospects of the Company or (b) with respect to the Shareholders and the Shares, and no material adverse change shall have occurred (or be threatened) in any domestic or foreign laws or regulations affecting the Company or in any third party contractual or other business relationships of the Company the result of which is likely to have a material adverse effect on the Company, financial or otherwise.

6.8 Release of Claims

    Each of Eugene Wong, Evelyn Lee and NewsUSA shall have entered into a Release of Claims with Buyer and the Company, the form of which is attached hereto as Exhibit  6.8. Buyer covenants and agrees to deliver within 5 business days of the Closing hereunder the following number of shares of Buyer Common Stock to each such releasing party: Eugene Wong—50,000 shares; Evelyn Lee—100,000 shares; and News USA—250,000 shares. In the event that one of the above persons does not execute a Release of Claims, then the number of Earnout Shares will be increased by that number of shares that Buyer was not obligated to issue to such releasing party.. Notwithstanding anything else in this Agreement to the contrary, the parties hereto agree that in the event that a Release of Claims from one of the above parties is not obtained by the Closing Date, and such person brings a claim against the Company or Buyer with respect to obtaining equity in the Company or Buyer, then the number of Earnout Shares will be reduced by that number of shares equaling the value of consideration which may paid by the Company or Buyer to settle any such claim.

6.9 Employment Agreements

    Paul Lum and William Jo shall each have entered into employment agreements in the form attached as Exhibit 6.9.

6.10 Approvals and Consents

    All transfers of permits or licenses and all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Company as set forth in the Disclosure Schedules, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in the Disclosure Schedules shall have been obtained or delivered. All such transfers, approvals, and consents shall be reasonably satisfactory in all respects to Buyer.

6.11 Proceedings and Documents; Secretary's Certificate

    All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been approved by counsel to Buyer, and Buyer shall have received a certificate of the Secretary of the Company, substantially in the form attached as Exhibit 6.11(A), as to the authenticity and effectiveness of the actions of the Board of Directors of the Company authorizing the sale of the Shares and the other transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party, and such other documents as are reasonably specified by counsel to Buyer. Buyer shall have also received a certificate of each Shareholder, substantially in the form attached as Exhibit 6.11(B) as to the authenticity and effectiveness of the actions of such Shareholder authorizing the sale of the Shares and the other transactions contemplated by this Agreement and the other Transaction Documents to which such Shareholder is a party, and such other documents as are reasonably specified by counsel to Buyer.

6.12 Compliance With Laws

    The consummation of the transactions contemplated by this Agreement shall be legally permitted by all laws and regulations to which Buyer is subject. The issuance by Buyer of the Buyer Securities shall be exempt, in the sole determination of Buyer and Buyer's legal counsel, from the registration requirements of all applicable federal, state and foreign securities laws.

6.13 Legal Proceedings

    No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or the transactions contemplated hereby. The waiting period specified in the HSR Act, including any extensions thereof, shall have expired or been terminated.

6.14 Escrow Agreement

    The Escrow Agent, the Company and the Shareholders shall have executed and delivered the Escrow Agreement.

6.15 Confidentiality and Nondisclosure

    The Company shall use commercially reasonable efforts to cause each Shareholder and employee of the Company who will be employed by the Company or Buyer (or an affiliate of Buyer) after the Closing to execute and deliver a Confidentiality, Inventions Assignment, Non-raiding and Noncompetition Agreement (an "Employee IP Agreement") to Buyer in substantially the form attached hereto as Exhibit 6.14.

6.16 Delivery of Certificates

    The Shareholders shall deliver to Buyer at Closing certificates representing the Shares, duly endorsed for transfer on the Company's books.

6.17 Resignations

    Buyer shall have received copies of resignations effective as of the Closing Date of all the officers and directors of the Company.

6.18 Nonforeign Affidavit

    Buyer shall have received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit in the form attached as Exhibit 6.18.

ARTICLE VII—CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE COMPANY AND THE SHAREHOLDERS

    The obligations of the Company and the Shareholders to perform and observe the covenants, agreements and conditions to be performed and observed by each of them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company and the Shareholders.

7.1 Accuracy of Representations and Warranties

    Each of the representations and warranties of Buyer contained in this Agreement and the other Transaction Documents to which it is a party shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though made on that date, except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date.

7.2 Performance of Agreements

    Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or any other Transaction Document to be performed and complied with by it at or prior to the Closing.

7.3 Opinion of Counsel for Buyer

    The Company and the Shareholders shall have received the opinion of Perkins Coie llp, counsel for Buyer, dated the Closing Date, in substantially the form attached as Exhibit 7.3.

7.4 Officers' Certificate

    The Company shall have received a certificate of a Vice President and another officer of Buyer, dated the Closing Date, substantially in the form attached as Exhibit  7.4, certifying that the conditions in Sections 7.1, 7.2, 7.5 and 7.6 have been fulfilled.

7.5 Material Adverse Change

    Since the date hereof and through the Closing, there shall not have occurred any material adverse change in the business, operations, assets, liabilities, earnings, condition (financial or otherwise), or prospects of Buyer.

7.6 Approvals and Consents

    All transfers of permits or licenses and all approvals, applications or notices to public agencies, federal, state, local or foreign, required to be obtained by Buyer for the consummation of the transactions contemplated hereby shall have been obtained, and all waiting periods specified by law shall have passed.

7.7 Proceedings and Documents; Secretary's Certificate

    All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been approved by counsel to the Company and the Shareholders and the Company and the Shareholders shall have received a certificate of the Secretary of Buyer, substantially in the form attached as Exhibit 7.7, as to the authenticity and effectiveness of the actions of the Board of Directors of Buyer authorizing the purchase of the Shares and the other transactions contemplated by this Agreement and the other Transaction Documents to which Buyer is a party, and such other documents as are reasonably specified by counsel to the Company and the Shareholders.

7.8 Compliance With Laws

    The consummation of the transactions contemplated by this Agreement shall be legally permitted by all laws and regulations to which the Company and the Shareholders are subject.

7.9 Legal Proceedings

    No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or the transactions contemplated hereby.

7.10 Escrow Agreement

    The Escrow Agent and Buyer shall have executed and delivered the Escrow Agreement.

7.11 Indemnification Agreement

    Buyer shall have executed and delivered to Paul Lum and William Jo the Indemnification Agreement in the form attached hereto as Exhibit 7.11.

ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER

8.1 Termination

    This Agreement may be terminated at any time prior to the Closing (notwithstanding any approval of this Agreement by the Shareholders):

    (a) by mutual written consent of the Company and Buyer;

    (b) by the Company, if Buyer shall have breached any of its representations, warranties or agreements;

    (c) by Buyer, if the Company and/or the Shareholders shall have breached any of its or their representations, warranties or agreements;

    (d) by either the Company or Buyer if the Closing has not occurred by January 31, 2001; provided, however, that the right to terminate this Agreement under this subsection (d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

    (e) by either the Company or Buyer if there shall be any law or regulation that makes consummation of the sale of the Shares by the Shareholders to Buyer illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the sale of the Shares by the Shareholders to Buyer is entered and such judgment, injunction, order or decree shall become final and nonappealable.

8.2 Effect of Termination

    In the event of the termination of this Agreement pursuant to Section 8.1, there shall be no further obligation on the part of any party, except that the confidentiality obligations under Section 5.2, and Sections 8.2, 10.1, 10.2, 10.3 and 10.6 shall survive any such termination and nothing shall relieve any party from liability for any breach.

8.3 Amendment

    Buyer, the Company and the Shareholders may amend, modify or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

8.4 Waiver

    At any time prior to the Closing, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties contained in any Transaction Document, or (c) waive compliance with any agreement or condition in any Transaction Document. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound. The failure of any party at any time or times to require performance of any provisions shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements.

ARTICLE IX—SURVIVAL AND INDEMNIFICATION

9.1 Survival

    All representations and warranties contained in this Agreement or the other Transaction Documents shall survive for a period of one year following the Closing, except that the representations and warranties of the Company (except for the representation and warranties made by the Company in Sections 3.1.1 and 3.3, which shall survive indefinitely) shall terminate immediately after Closing. The covenants and agreements contained in this Agreement that contemplate performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

9.2 Indemnification

  9.2.1 Indemnification by the Shareholders

    From and after the Closing Date, the Shareholders shall jointly and severally (except with respect to the representations made in Section 3.1 which shall be several but not joint obligations of each such Shareholder) indemnify and hold Buyer and its affiliates (the "Buyer Indemnified Parties") harmless from and against, and shall reimburse Buyer Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, taxes, costs or expenses (including but not limited to any legal and accounting fees and expenses) ("Losses") arising out of or in connection with:

    (a) any inaccuracy in or other breach of any representation or warranty made by the Company or the Shareholders in this Agreement or in any other Transaction Document;

    (b) any failure by the Company or the Shareholders to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which it is a party;

    (c) any claim, demand, cause of action, suit, proceeding, hearing or investigation ("Claim") by any person or entity for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person or entity directly or indirectly with the Company, any of its officers, directors or employees, or the Shareholders, in connection with any of the transactions contemplated by this Agreement or any other Transaction Document;

    (d) any fraud by the Company or the Shareholders with respect to this Agreement or the transactions contemplated by this Agreement or any other Transaction Document; or

    (e) the dollar amount of any Account Receivable Shortfall.

  9.2.2 Indemnification by Buyer

    From and after the Closing Date, Buyer shall indemnify and hold the Shareholders (the "Shareholder Indemnified Parties"; together with Buyer Indemnified Parties, the "Indemnified Parties") harmless from and against, and shall reimburse the Shareholder Indemnified Parties for, any and all Losses arising out of or in connection with:

    (a) any inaccuracy in or other breach of any representation or warranty made by Buyer in this Agreement or in any other Transaction Document;

    (b) any failure by Buyer to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which it is a party;

    (c) any Claim by any person or entity for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person or entity directly or indirectly with Buyer or any of its officers, directors or employees in connection with any of the transactions contemplated by this Agreement or any other Transaction Document; or

    (d) any fraud by the Buyer with respect to this Agreement or the transactions contemplated by this Agreement or any other Transaction Document.

9.3 Limitations

    (a) Any claim for indemnification (other than claims arising out of any fraud by the Buyer with respect to this Agreement or the transactions contemplated by this Agreement or any other Transaction Document, which claims may be asserted at any time) must be asserted as provided in Section 9.4 within one year after the date of this Agreement; otherwise, this Article IX shall be null, void and without effect; provided, that a claim for indemnification pursuant to Section 9.2.1(e) must be made within forty-five days after the six month anniversary of Closing.

    (b) No claim for indemnification may be made for any individual Loss of less than $10,000 and unless the aggregate amount of all indemnifiable Losses exceeds $25,000, in which event an Indemnified Party shall be entitled to indemnification for its aggregate Losses without regard to the $25,000 threshold.

9.4 Procedure for Indemnification

  9.4.1 Claim Notice

    In the event that any Indemnified Party sustains or incurs any Losses in respect of which indemnification may be sought pursuant to this Article X, such Indemnified Party may assert a claim for indemnification by giving written notice (the "Claim Notice") to the indemnifying party, which will describe in reasonable detail the facts and circumstances on which the asserted claim for indemnification is based. The Claim Notice will also specify how the Indemnified Party intends to recover such funds pursuant to this Agreement. Unless the claim described in the Claim Notice is contested by the indemnifying party by written notice to the Indemnified Party of the amount of the claim that is contested, given within 30 days of the receipt of the Claim Notice, the Indemnified Party may recover such undisputed amount of the claim described in the Claim Notice. If the undisputed claim is against the Shareholders, such claim may be paid out of the Escrow Amount by giving written notice of such claim to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such notice and distribute the Escrow Amount held in escrow to Buyer in accordance with the terms thereof.

  9.4.2 Dispute Notice

    If, within thirty (30) days of the receipt by the indemnifying party of the Claim Notice, the indemnifying party contests in writing to the Indemnified Party and the Escrow Agent (if such claim is against the Shareholders) that such Loss constitutes an indemnifiable claim (the "Dispute Notice"), then the Indemnified Party and the indemnifying party, acting in good faith, shall attempt to reach agreement with respect to such claim. If the Indemnified Party and the indemnifying party should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnified Party and the indemnifying party and shall be furnished to the Escrow Agent if claim is to be made against the Escrow Amount. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the Escrow Amount in accordance with the terms thereof.

  9.4.3 Third-Party Claims

    With respect to claims for indemnification resulting from or in connection with any legal proceeding commenced by a third party, the Indemnified Party will give the Claim Notice to the indemnifying party no later than 20 days prior to the time any initial answer or response to the asserted claim is legally required under any applicable court or procedural rule. Nothing in this Section 9.4.3 limits in any way the right of the Indemnified Party to defend against any claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling the claim or litigation (after giving notice of the same to the indemnifying party) on such terms as the Indemnified Party may in good faith deem appropriate (provided, however, that no such settlement shall occur without the indemnifying party's prior written consent, which shall not be unreasonably withheld). The indemnifying party will, subject to the limitations set forth in Section 9.3, promptly indemnify the Indemnified Party in accordance with the provisions of this Article IX and the Escrow Agreement.

9.5 Access to Escrow Amount

    Except as provided in Section 9.6, the satisfaction of any Losses owed to Buyer under this Article IX shall be made solely and exclusively [by delivery by the Escrow Agent to Buyer of all or a portion of the Escrow Amount. For purposes of satisfying any Losses owed to Buyer under this Article IX, the Indemnification Shares shall be valued at the then-current fair market value based on the average closing price of the Common Stock of Buyer for the five business days prior to the date of any payments made to Buyer under this Article IX.

9.6 Exclusive Remedy

    Except with respect to claims based on fraud in the inducement or breaches of the representations contained in Sections 3.1.1 and 3.3, the indemnification and specific performance remedies set forth in this Agreement shall constitute the sole and exclusive remedies and recourse of the Buyer (and corresponding liability for any Shareholder, William Jo or Paul Lum) with respect to any matters arising under or relating to this Agreement and the transactions contemplated hereby. Any liability of the Shareholders, William Jo or Paul Lum for indemnification under this Article IX shall (subject to the limitations set forth in Section 9.3) be satisfied, first, from the Escrow Amount and, second, to the extent the Escrow Amount is insufficient to satisfy any such liability and such liability is based on fraud in the inducement, from other assets of the Shareholders, William Jo or Paul Lum. Notwithstanding anything else herein to the contrary, any liability of William Jo or Paul Lum (other than liability based on fraud in the inducement) shall be limited to the Buyer Securities received by the Shareholders pursuant to this Agreement.

9.7 Shareholders' Representative

    To facilitate the implementation of Article IX, the Shareholders elect Paul Lum to be the Shareholder Representative. The Shareholder Representative shall act as follows:

    (a) The Shareholder Representative shall have authority to act for and on behalf of all Shareholders with respect to all matters arising in connection with this Agreement, including, without limitation, the power and authority, in their sole discretion, to

      (i) take any action contemplated to be taken by the Shareholders under this Article IX;

      (ii) negotiate, determine, defend and settle any disputes that may arise under or in connection with this Agreement; and

      (iii) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and generally do any and all things and take any and all actions that may be requisite, proper or advisable in connection with this Agreement.

    (b) The Shareholder Representative shall not be liable to any person or entity for any action taken or any omission to act, in good faith, in connection with their responsibilities as Shareholder Representative under this Agreement.

ARTICLE X—GENERAL

10.1 Expenses

    Whether or not the transactions contemplated by this Agreement are consummated, each party shall each pay its own fees and expenses for the negotiation, preparation and carrying out of this

Agreement and the other Transaction Documents (including legal and accounting fees and expenses)[; provided, however, that the Shareholders shall be responsible for the transaction-related expenses of the Company and its Subsidiaries to the extent that such transaction-related expenses exceed the lesser of (a) US$50,000 and (b) the difference between US$5,500,000 and the total liabilities of the Company pursuant to the agreements set forth on Disclosure Schedule 3.10.] In addition, Buyer agrees that, in lieu of issuing 200,000 shares of Buyer's Common Stock to the Shareholders as part of the Shareholder's Closing Shares, at the request of the Shareholders, Buyer shall issue to KPMG LLP 200,000 shares of Buyer's Common Stock in consideration for certain fees for services rendered to the Shareholders by KPMG Corporate Finance Inc. and KPMG LLP shall issue to Buyer that certain Shareholder Representation Letter attached hereto as Exhibit  10.1. The parties hereby agree that should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action. The Shareholders shall pay any transfer or similar taxes that may be payable in connection with the transactions contemplated by this Agreement.

10.2 Specific Enforcement

    The parties expressly agree that they will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any party, Buyer, the Company and the Shareholders shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions of this Agreement.

10.3 Consequential Damages

    No party shall be liable to the other parties for any special, indirect, incidental or consequential damages resulting from any breach of this Agreement.

10.4 Assignment

    This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign all or any of its rights and any of its obligations to pay money (but not any other obligations hereunder) to any of its affiliates. In the event of any such permitted assignment, Buyer shall guarantee the performance of such obligations by such assignee.

10.5 Notices

    Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) three days after deposit with the U.S. Postal Service postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 days' advance written notice to the other parties given in the foregoing manner.

    TO BUYER:

    Network Commerce Inc.
    411 First Avenue S., Suite 200N
    Seattle, WA 98104
    Facsimile: (206) 223-2324
    Attention: General Counsel

    with a copy to:

    Perkins Coie LLP
    1201 Third Avenue, Suite 4800
    Seattle, WA 98101-3099
    Facsimile: (206) 583-8500
    Attention: Eric DeJong

    TO THE COMPANY:

    Internet Domain Registrars Corp.
    889 W. Pender St., Ste 605
    Vancouver, B.C.
    Facsimile:
    Attention: President

    with a copy to:

    Preston Gates & Ellis LLP
    701 Fifth Avenue, Suite 5000
    Seattle, Washington 98104-7078
    Facsimile: (206) 623-7022
    Attention: Gary Kocher

    TO THE SHAREHOLDER REPRESENTATIVE:

    Paul Lum
    6633 Oak Street
    Vancouver, BC V6P 3Z4

10.6 Governing Law; Jurisdiction; Venue

    This Agreement shall be governed by and construed under the laws of the State of Washington without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement.

10.7 Successors and Assigns

    The terms and conditions of this Agreement shall inure to the benefit of and be binding on the respective successors and assigns of the parties.

10.8 Severability

    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.9 Entire Agreement; Counterparts

    This Agreement and the Confidentiality Agreement between Buyer, the Company and the Shareholders, dated September 21, 2000, constitute the entire agreement among the parties with respect to this subject matter and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to this subject matter, including, but not limited to, the Letter of Intent, dated November 22, 2000, between Buyer, the Company and the Shareholders. This Agreement may be executed in two or more counterparts, which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have entered into and signed this Stock Purchase Agreement as of the date and year first above written.

NETWORK COMMERCE INC., A WASHINGTON CORPORATION
/s/ ALAN KOSLOW
By	Alan Koslow
Its
INTERNET DOMAIN REGISTRARS CORP., A CALIFORNIA CORPORATION
/s/ PAUL LUM
By	Paul Lum
Its	President
PAUL LUM HOLDINGS (BARBADOS) LTD.
By:	/s/ PAUL LUM PAUL LUM, PRESIDENT
WILLIAM JO HOLDINGS (BARBADOS) LTD.
By:	/s/ WILLIAM JO WILLIAM JO, PRESIDENT
/s/ PAUL LUM PAUL LUM
/s/ WILLIAM JO WILLIAM JO

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TABLE OF CONTENTS
INDEX
STOCK PURCHASE AGREEMENT
RECITALS
AGREEMENT
ARTICLE I—DEFINITIONS
ARTICLE II—PURCHASE AND SALE OF SHARES
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE V—COVENANTS
ARTICLE VI—CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
ARTICLE VII—CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS
ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX—SURVIVAL AND INDEMNIFICATION
ARTICLE X—GENERAL